SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                               (Amendment No. __)*

                                    C3, Inc.
              ----------------------------------------------------
                                (Name of Issuer)



                                  Common Stock
               ---------------------------------------------------
                         (Title of Class of Securities)



                                    22942P109
                     --------------------------------------
                                 (CUSIP Number)

                                  May 15, 2000
             -------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ]  Rule 13d-1(b)
         [X]  Rule 13d-1(c)
         [ ]  Rule 13d-1(d)
------------------------
         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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1.       Name of Reporting Person
         I.R.S. Identification No. of Above Person  (Entities Only)

         Jeff N. Hunter
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2.       Check the Appropriate Box if a Member of a Group

                                                                       (a) ____
            Not Applicable                                             (b) ____

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3.       SEC Use Only


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4.       Citizenship or Place of Organization

            United States
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                           5.       Sole Voting Power

Number of                           229,840
Shares                     -----------------------------------------------------
Beneficially               6.       Shared Voting Power
Owned By
Each Reporting                      185,892
Person                     -----------------------------------------------------
                           7.       Sole Dispositive Power

                                    229,840
                           -----------------------------------------------------
                           8.       Shared Dispositive Power

                                    185,892
--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each
           Reporting Person

                                    415,732

--------------------------------------------------------------------------------

10.      Check Box if the Aggregate Amount in Row (9) Excludes
           Certain Shares

                  [ ]
--------------------------------------------------------------------------------


11.      Percent of Class Represented by Amount in Row (9)

                  5.7%
--------------------------------------------------------------------------------
12.      Type of Reporting Person

         IN
--------------------------------------------------------------------------------

Item 1(a)         Name of Issuer

                  C3, Inc.

Item 1(b)         Address of Issuer's Principal Executive Offices

                  3800 Gateway Boulevard, Suite 310, Morrisville, NC  27560

Item 2(a)         Name of Person Filing

                  Jeff N. Hunter

Item 2(b)         Address of Principal Business Office, or, if None, Residence

                  1923 Myron Drive, Raleigh, NC  27607

Item 2(c)         Citizenship

                  United States


Item 2(d)         Title of Class of Securities

                  Common Stock


Item 2(e)         CUSIP Number
                  22942P109


Item 3.           Filing Pursuant to Rules 13d-1(b) or 13d-2(b) or (c)

                  Not Applicable

Item 4.           Ownership

                  (a) Amount beneficially owned:  415,732


                  (b) Percent of class:

                                 5.8%


                  (c) Number of shares as to which such person has:

                           (i)   Sole power to vote or to direct the vote:
                                 229,840
                           (ii)  Shared power to vote or to direct the vote:
                                 185,892
                           (iii) Sole power to dispose or to direct the
                                 disposition of:  229,840
                           (iv) Shared power to dispose or to direct the disposition of: 185,892


Item 5.           Ownership of Five Percent or Less of a Class

                           Not Applicable

Item 6.           Ownership of More than Five Percent on Behalf of Another
                  Person

                           Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

                           Not Applicable

Item 8.           Identification and Classification of Members of the Group

                           Not Applicable

Item 9.           Notice of Dissolution of Group

                           Not Applicable

Item 10.          Certification

                           Not Applicable

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                              ------------------
                                                                            Date


                                                              /s/ Jeff N. Hunter
                                                              ------------------
                                                                  Jeff N. Hunter